Roma Financial Declares First Dividend

ROBBINSVILLE,  N.J.--April  5, 2007 - Roma  Financial  Corporation  (NASDAQ GSM:
ROMA) (the "Company"), the holding company of Roma Bank, announced today that its Board of Directors has declared the Company's first cash dividend. A dividend of $.06 per share will be paid on or about April 25, 2007 to stockholders of record as of April 18, 2007.

President and CEO, Peter A. Inverso, stated that the Board of Directors (the "Board") was pleased to provide a return to the stockholders. The Board declared the dividend after considering the equity and profitability of the Company. It is the current intention of the Board to pay a dividend quarterly. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company.

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services. Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.